Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

June 11, 2024

Aptiv PLC

5 Hanover Quay

Grand Canal Dock, Dublin 2

Ireland

Ladies and Gentlemen:

Aptiv PLC, a Jersey public limited company (the “Company”), and Aptiv Global Financing Limited, a private company limited by shares incorporated under the laws of Ireland (“AGFL” and, together with the Company, the “Issuers”) have filed with the Securities and Exchange Commission a Registration Statement on Form S-3 (File No. 333-258499) and Amendment No. 1 thereto (together, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including €750,000,000 aggregate principal amount of the Issuers’ 4.250% Senior Notes due 2036 (the “Notes”). The Notes are to be issued pursuant to the provisions of a base indenture dated as of March 10, 2015 (as previously amended, supplemented or otherwise modified from time to time, the “Base Indenture”) among the Company, the guarantors thereunder, Wilmington Trust, National Association (the “Trustee”) and Deutsche Bank Trust Company Americas as registrar, paying agent and authenticating agent (the “Agent”), as supplemented by the tenth supplemental indenture dated as of June 11, 2024 among the Issuers, the Guarantor (as defined below), the Trustee and the Agent (the “Tenth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) and sold pursuant to the Underwriting Agreement dated June 4, 2024 (the “Underwriting Agreement”) among the Issuers, the Guarantor and the several underwriters named therein (the “Underwriters”). The Notes will be guaranteed by Aptiv Corporation, a Delaware corporation, as guarantor (the “Guarantor”), pursuant to the terms of the Indenture (the “Guarantee” and, together with the Notes, the “Securities”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Issuers and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Issuers and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Issuers, and the Guarantee will constitute the valid and binding obligations of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar

Aptiv PLC Aptiv Global Financing Limited

laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law, (y) (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of any Guarantor’s obligation or (z) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that each of the Issuers is validly existing as a corporation in good standing under the laws of its respective jurisdiction of incorporation. In addition, we have assumed that the Indenture is a valid, binding and enforceable agreement of each party thereto (other than as expressly covered above). We have also assumed that the execution, delivery and performance by each party to each of the Indenture, the Notes and the Guarantee (collectively, the “Documents”) to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Issuers and the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Ireland or Jersey, we have relied, without independent inquiry or investigation, on the opinion of Arthur Cox LLP or Carey Olsen Jersey LLP, respectively, filed as an exhibit to a report on Form 8-K and incorporated by reference into the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

June 11, 2024	2